UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2012

FLEXSTEEL INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-5151	42-0442319
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3400 Jackson Street, Dubuque, Iowa		52001
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code 563-556-7730

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 2, 2012, Flexsteel Industries, Inc.(the “Company”) announced that Karel K. Czanderna has been named the Company’s President and Chief Executive Officer. Czanderna’s appointment became effective July 1, 2012. Ronald J. Klosterman’s employment will continue through September 30, 2012 to assist in Ms. Czanderna’s transition. Mr. Klosterman will maintain his seat on the Board of Directors.

Ms. Czanderna, age 56, was Group President of Building Materials at Owens Corning from 2008 to 2011. Before joining Owens Corning, Ms. Czanderna held multiple executive positions at Whirlpool Corporation from 2002 to 2008, including as Vice President and General Manager of global KitchenAid and Jenn-Air appliance business. Prior to Whirlpool, Czanderna worked for Eastman Kodak for 18 years. Czanderna received her BS at Clarkson University, her Master’s and PhD in Materials Science and Engineering from Cornell University and completed an executive education program at Harvard Business School.

In connection with Ms. Czanderna’s appointment as President and Chief Executive Officer, the Company entered into a letter agreement with her, dated June 29, 2012 (the “Letter Agreement”), that provides for an annual salary of $600,000 and sign-on equity grant of 25,000 fully vested stock options with an exercise price equal to the closing price on July 2, 2012. The options will have a term of ten years. Ms. Czanderna was granted 10,000 restricted stock units of the Company on July 2, 2012 as an inducement to employment of which 6,000 shares will vest on July 2, 2015, 2,000 shares will vest on July 2, 2016, and 2,000 shares will vest on July 2, 2017. In addition, Ms. Czanderna is eligible for a one-year equity and cash incentive plan for fiscal 2013 under which she may earn 20% of her base salary upon the Company achieving at target performance goals as set by the Nominating and Compensation Committee of the Board of Directors. The award is payable 60% in Company stock and 40% in cash.

Ms. Czanderna will participate in the annual executive incentive compensation program and a target award of 100% of her base salary is guaranteed for fiscal year 2013. Ms. Czanderna will also be eligible to participate in the Company’s long-term incentive plan which is established annually by the Nominating and Compensation Committee of the Board of Directors.

As part of the Letter Agreement, if the Company terminates Ms. Czanderna for other than cause during the first seven years of her employment or Ms. Czanderna terminates for good reason, the Company will pay eighteen months of her base salary and one and one-half times the annual incentive bonus for the most recently completed fiscal year in a lump sum.

The Company will pay or reimburse Ms. Czanderna for certain expenses related to her relocation to Dubuque, Iowa. The Letter Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference in response to this Item 5.02. The foregoing description of such agreement is qualified in its entirety by reference to the full text of such agreement.

A copy of the press release dated July 2, 2012, announcing the naming of Ms. Czanderna to the President and Chief Executive Officer position, is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

Exhibit 10.1 – Letter Agreement between Karel Czanderna and Flexsteel Industries, Inc. dated June 29, 2012.

Exhibit 99.1 – Press Release by Flexsteel Industries, Inc. on July 2, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXSTEEL INDUSTRIES, INC.
(Registrant)

Date:	July 5, 2012	By:	/s/ Timothy E. Hall
Timothy E. Hall
Senior Vice President-Finance, CFO, and Secretary Principal Financial and Accounting Officer